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                    September 17, 2020

       Michael Klein
       Chief Executive Officer, President and Chairman
       Churchill Capital Corp III
       640 Fifth Avenue, 12th Floor
       New York, NY 10019

                                                        Re: Churchill Capital
Corp III
                                                            Amendment No. 2 to
Preliminary Proxy Statement on Schedule 14A
                                                            Filed September 16,
2020
                                                            File No. 001-39228

       Dear Mr. Klein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Michael Aiello, Esq.